Exhibit 10.67

EVERTEC, INC.

2013 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (the “Agreement”) is made as of this 1st day of September, 2014 (the “Date of Grant”), by and between EVERTEC, Inc. (the “Company”) and the person whose signature, name and title appear in the signature block hereof (the “Participant”).

W I T N E S S E T H

WHEREAS, the Company maintains the EVERTEC, Inc. 2013 Equity Incentive Plan (the “Plan”);

WHEREAS, Section 9 of the Plan authorizes the grant (the “Award”) of restricted stock units (“RSUs”) with respect to the common stock, par value $0.01 per share, of the Company (“Common Stock”); and

WHEREAS, in connection with the Participant’s service as a member of the Board of Directors of the Company (the “Directorship”), and in accordance with the Company’s Director Compensation Policy, the Company desires to grant RSUs to the Participant, subject to the terms and conditions of the Plan and this Agreement.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein and for other good and valuable consideration, the parties agree as follows:

1.	Grant of RSUs.

(a)	In consideration of the Directorship, the Company will grant to the Participant [ ] RSUs, calculated using the Fair Market Value, which for purposes of this Section 1, is determined by the market price of the Company’s Common Stock at the close of business on the trading day immediately prior to the Date of Grant.

(b)	Each RSU represents the unfunded and unsecured promise of the Company to deliver to the Participant one share of Common Stock on the Settlement Date (as defined in Section 4 hereof). The Award granted hereunder shall be null and void unless the Participant accepts this Agreement by executing it in the appropriate signature block provided and promptly returning it to the Company.

(c)	The RSUs shall be credited to a separate account maintained for the Participant on the books of the Company (the “Account”). All amounts credited to the Account under this Agreement shall continue for all purposes to be part of the general assets of the Company. The Participant’s interest in the Account shall make the Participant only a general, unsecured creditor of the Company.

2.	Purchase Price. The purchase price of the RSUs shall be deemed to be zero U.S. Dollars per share.

3.	Vesting. The RSUs shall vest and become non-forfeitable upon the earlier of:

(a)	the day immediately preceding the Company’s next Annual Meeting of Stockholders following the Date of Grant; and

(b)	termination of the Directorship as the result of the Participant’s death or Disability (as defined in Section 11 hereof) (the earlier of (a) and (b), the “Vesting Date”);

provided, in each case that the Participant is actively carrying out his or her duties in connection with the Directorship at all times from the Date of Grant through the Vesting Date. Furthermore, in the event that the Directorship is terminated for any reason prior to vesting in accordance with this Section 3, the RSUs shall be forfeited for no consideration.

4.	Settlement. The Company shall issue and deliver to the Participant one share of Common Stock for each vested RSU (the “RSU Shares”) as soon as reasonably practicable following the Vesting Date, but in no event shall the RSU Shares be issued later than thirty (30) days following the Vesting Date (the “Settlement Date”). Effective as of the Settlement Date, the RSUs shall cease to be credited to the Account and the Company shall enter the Participant’s name as a shareholder of record with respect to the RSU Shares on the books of the Company.

5.	Dividend Equivalents. If the Company pays a cash dividend on its outstanding Common Stock for which the Record Date (as defined in Section 11 hereof) occurs after the Date of Grant but prior to the Vesting Date, the Participant shall receive a lump sum cash payment on the Settlement Date equal to the aggregate amount of the cash dividends paid by the Company on a single share of Common Stock multiplied by the number of RSUs granted under this Agreement.

6.	Taxes.

(a)	Unless otherwise required by applicable law, upon the settlement of the Award in accordance with Section 4 hereof, the Participant shall recognize taxable income with respect to the RSU Shares to be issued to the Participant and the Company shall report such income to the appropriate taxing authorities in respect of the Award as it determines to be necessary and appropriate. The Participant shall be responsible for payment of any taxes due in respect of the Award. For purposes hereof, unless otherwise required by applicable law, the RSU Shares shall be valued at Fair Market Value, which for purposes of this Section 6, is determined by the market price of the Company’s Common Stock at the close of business on the trading day immediately prior to the Vesting Date.

(b)	Unless otherwise required by applicable law, the Company shall not withhold taxes in respect of the Award. If the Company determines that withholding is required by applicable law, the following provisions shall apply:

(i)	As a condition precedent to the delivery of any RSU Shares to the Participant, the Participant shall, upon the Company’s request, pay to the Company such amount of cash as the Company may require under all applicable federal, state, local or other laws or regulations, to withhold and pay over as income or other withholding taxes (a “Tax Payment”) with respect to the Award.

(ii)	The Participant may elect, subject to Company approval, to satisfy his or her obligation to advance the Tax Payment by any of the following means: (i) a cash payment to the Company; (ii) authorizing the Company to withhold from the RSU Shares otherwise to be delivered to the Participant, a number of whole shares of Common Stock having a Fair Market Value equal to the Tax Payment; or (iii) any combination of (i) and (ii).

(iii)	In the event that the Company determines that a Tax Payment is required and the Participant fails to advance the Tax Payment after so requested by the Company, the Company may, in its discretion, deduct any Tax Payments from any amount then or thereafter payable by the Company to the Participant and take such other action as deemed necessary to satisfy all obligations for the Tax Payment (including reducing the number of RSU Shares delivered on the Settlement Date).

7.	Restrictions. Except as otherwise provided in Section 6 with respect to a sale of RSU Shares in connection with the Participant making a required Tax Payment, the RSU Shares may only be sold, pledged, transferred or otherwise disposed of, whether with or without consideration and whether voluntarily or involuntarily or by operation of law, in accordance with the Company’s Stock Ownership Guidelines as in effect from time to time (or by will or the laws of descent and distribution or as otherwise permitted by the Committee). The RSUs granted hereunder may not be subject to lien, garnishment, attachment or other legal process and may not be transferred except to the extent permitted by the Plan.

8.

Compliance with Laws and Regulations. The issuance, delivery and transfer of RSU Shares shall be subject to compliance by the Company and the Participant with all applicable requirements of securities laws and with all applicable requirements of any stock exchange on which the Company’s Common Stock may be listed at the time of such issuance, delivery or transfer. If in order to issue and deliver the RSU Shares it is required or desirable to (a) list, register or qualify the RSU Shares upon any securities exchange or under any law; (b) receive the consent or approval of any governmental body; and/or (c) take any other action as a condition of, or in connection with, the vesting of the RSUs or delivery of the RSU Shares hereunder, the RSUs shall not vest nor will the RSU Shares be delivered unless such listing, registration, qualification, consent, approval or action shall have been effected, obtained or taken, free of any conditions not approved by the Company (which approval will not be unreasonably withheld). The Company agrees to use commercially reasonable efforts to effect, obtain or take any such listing, registration, qualification, consent, approval or action.

9.	Rights as Stockholder. Upon and following the Settlement Date, the Participant shall be the record owner of the RSU Shares unless and until such shares are sold or otherwise disposed of, and as record owner, shall be entitled to all rights of a stockholder of the Company (including voting rights). The Participant acknowledges and agrees that prior to the Settlement Date, the Participant shall not be deemed for any purpose to be the owner of the shares of Common Stock underlying the RSUs and shall not have any rights of a stockholder as a result of receiving the Award under this Agreement other than with respect to the Participant’s right to receive payment pursuant to Section 5. The Participant acknowledges and agrees that, with respect to each RSU credited to the Account, the Participant shall have no voting rights with respect to the Company unless and until such RSU is settled in RSU Shares pursuant to Section 4 hereof.

10.	Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the Commonwealth of Puerto Rico applicable to contracts to be performed therein.

11.	Defined Terms. Except as modified by this Section 11, all capitalized terms used but not otherwise defined herein shall have the definitions attributed to them in the Plan. For purposes of this Agreement:

(a)	“Disability” means the Participant’s inability to perform the Directorship by reason of any medically determinable physical or mental impairment for a period of six (6) months or more in any twelve (12) month period.

(b)	“Record Date” means the date on which stockholders of record are determined for purposes of paying a cash dividend on issued and outstanding shares of Common Stock.

12.	Notice. Every notice or other communication relating to this Agreement shall be made in writing either (a) by personal delivery to the party entitled thereto, (b) by facsimile with confirmation of receipt, (c) by mailing in the United States mails to the last known address of the party entitled thereto or (d) by express courier service. The notice, request or other communication shall be deemed to be received upon personal delivery, upon confirmation of receipt of facsimile transmission, or upon receipt by the party entitled thereto if by United States mail or express courier service; provided, however, that if a notice, request or other communication is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.

13.

Section 409A. Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payments and benefits set forth herein either shall either be exempt from the requirements of Section 409A of the Code, or shall comply with the requirements of Section 409A of the Code, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be exempt from or in compliance with Section 409A of the Code. If the Participant notifies the Company (with specificity as to the reason therefor) that the Participant believes that any provision of this Agreement would cause the Participant to incur any additional tax or interest under Section 409A of the Code or the Company independently makes such determination, the Company shall, after consulting with the Participant, reform such provision (or award of compensation or benefit) to attempt to comply with or be exempt from Section 409A of the Code through good faith modifications to the minimum extent reasonably appropriate. To the extent that any provision hereof is modified in order to comply with Section 409A of the Code, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Participant and the Company without violating the provisions of Section 409A of the Code. Notwithstanding the foregoing, none of the Company, its Affiliates, officers, directors, employees, or agents guarantees that this Agreement complies with, or is exempt from, the requirements of Section 409A of the Code and none of the foregoing shall have any liability for the failure of this Agreement to comply with, or be exempt from, such requirements.

14.	Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision shall be severable and enforceable to the extent permitted by law.

15.	Entire Agreement. This Agreement and the Plan contain the entire agreement between the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations and negotiations in respect thereto. No change, modification or waiver of any provision of this Agreement shall be valid unless in writing and signed by the parties hereto.

16.	Successors. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the death of the Participant, acquire any rights hereunder in accordance with this Agreement or the Plan.

17.	Interpretation. The terms and provisions of the Plan are incorporated herein by reference, and the Participant hereby acknowledges receiving a copy of the Plan. In the event of a conflict or inconsistency between the terms and provisions of the Plan and the provisions of this Agreement, the Plan shall govern and control. Any dispute regarding the interpretation of this Agreement shall be submitted by the Participant or the Company to the Committee for review. The resolution of such a dispute by the Committee shall be binding on the Company and the Participant.

18.	Counterparts. This Agreement may be signed in counterparts, each of which shall be deemed an original and both of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the Date of Grant set forth above.

EVERTEC, INC.	THE PARTICIPANT

Name: Title:	Name: Title:

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